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                                                                    Exhibit 99.1

NORTHWAY FINANCIAL, INC.                      9 Main Street
                                              Berlin, New Hampshire 03570

Contact: Richard P. Orsillo
         Senior Vice President
         and Chief Financial Officer
         603-752-1171                                  FOR IMMEDIATE RELEASE

                NORTHWAY FINANCIAL, INC. ANNOUNCES FIRST QUARTER
                     RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, April 26, 2005...Northway Financial, Inc. (the "Company") (NASDAQ: NWFI) reported net income for the quarter ended March 31, 2005 of $823,000, or $0.55 per share, compared to $729,000, or $0.49 per share, for the same quarter in 2004, an increase of $94,000.

         Commenting on the first quarter results, William J. Woodward, President and Chief Executive Officer of the Company stated:

         "We are pleased with the 13% increase in net income in the first quarter of 2005 over the same period last year. Contributing to this improvement was an increase in both our yield on earning assets and the level of earning assets which resulted in a 7% increase in net interest and dividend income. Partially offsetting this increase was the recording of approximately $150,000 in one-time expenses associated with moving Data Processing and Proof Operations from West Plymouth to Berlin. With this consolidation we now have a single Operations Center supporting all of Northway's 22 offices in New Hampshire."

         The Company declared a quarterly dividend on April 26, 2005 of $0.18 per share payable May 11, 2005 to shareholders of record on May 6, 2005. This dividend represents an increase in the dividend of $0.01 per share, or 5.9%. This recommendation to increase the dividend per share is based upon the positive trends in core earnings.

         Net interest and dividend income for the first quarter of 2005 was $5,937,000 compared to $5,544,000 for the first quarter of 2004, an increase of $393,000. The provision for loan losses for the first quarter of 2005 decreased $75,000 to $75,000, compared to $150,000 for the first quarter of the previous year. Net securities gains for the quarter decreased $388,000 to $71,000 compared to $459,000 for the same period last year. Other noninterest income for the quarter increased $79,000 to $916,000 compared to $837,000 for the same period last year. Other operating expense was $5,612,000 for the quarter compared to $5,608,000 for the same period last year, an increase of $4,000.

         At March 31, 2005, the Company had total assets of $615,922,000 compared to $627,336,000 at March 31, 2004, a decrease of $11,414,000. Loans, including loans held-for-sale, at March 31, 2005 decreased $14,773,000 to $460,359,000 compared to March 31, 2004. Investments, including federal funds sold, increased $2,303,000 to $106,107,000. Total deposits were $444,848,000 at
March 31, 2005, a decrease of $5,520,000 compared to March 31, 2004. Total borrowings increased $2,793,000 to $117,614,000. Total equity increased $895,000 to $49,255,000.

         The Company, headquartered in Berlin, New Hampshire, is a multi-bank holding company. Through its subsidiary banks, The Berlin City Bank and The Pemigewasset National Bank of Plymouth, New Hampshire, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact on net income of withdrawing from the indirect automobile lending line of business, expectation for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
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                            Northway Financial, Inc.
                      Selected Consolidated Financial Data
                                   (Unaudited)
             (In thousands, except for ratios and per share amounts)

Period end balance sheet data:                               March 31,
                                                       2005               2004

Total assets                                       $  615,922        $  627,336
Loans, net (1)                                        460,359           475,132
Investments (2)                                       106,107           103,804
Deposits                                              444,848           450,368
Borrowings                                            117,614           114,821
Stockholders' equity                                   49,255            48,360

Book value per share                               $    32.67        $    32.25
Tangible book value per share (3)                       23.96             22.80
Leverage ratio                                           8.73%             8.41%
Shares outstanding                                  1,507,574         1,499,574

                                                       For the Three Months
                                                          Ended March 31,
Operating results:                                     2005             2004
Net interest income                                $    5,937        $    5,544
Securities gains, net                                      71               459
Other noninterest income                                  916               837
Loan loss provision                                        75               150
Other operating expense                                 5,612             5,608
Income before tax                                       1,237             1,082
Income tax expense                                        414               353
Net income                                         $      823        $      729

Earnings per share                                 $     0.55        $     0.49
Return on average assets                                 0.53%             0.49%
Return on average equity                                 6.66%             6.05%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.
(3) Includes a deduction of $13,137 and $14,174 for goodwill, core deposit intangible and mortgage servicing assets for 2005 and 2004, respectively.